Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements of PharMerica Corporation (“the Company”) and Integrity Pharmacy Services, LLC and Integrity Medical Supplies, LLC (collectively “Integrity”), have been prepared to give effect to the acquisition of Integrity by the Company on December 31, 2009. As the acquisition of Integrity was considered a stock acquisition by the Company, the acquisition was accounted for under the acquisition method of accounting. For purposes of this pro forma condensed combined financial statements, the total purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based upon the historical unaudited Integrity September 30, 2009 balance sheet, included herein by reference, and the Company’s preliminary estimate of certain fair values. The excess purchase price over the fair value of the net assets acquired was recorded as goodwill. The Company performed an independent appraisal to determine the fair value of the identifiable intangible assets acquired. The securities purchase agreement includes a working capital adjustment that may take place subsequent to December 31, 2009. In addition, the securities purchase agreement and purchase price also included a $4.8 million amount held in escrow related to receivables and indemnity holdback provisions. The final purchase price allocation may differ from the pro forma amounts reflected herein, specifically, as it relates to the working capital adjustments, and the receivable and indemnity holdbacks. The allocation of the purchase price will be adjusted in accordance with the acquisition method of accounting, to the extent that actual amounts differ from the amounts included in the pro forma financial information.

Based upon the historical September 30, 2009 Integrity balance sheet, the preliminary estimated purchase price allocation is as follows (dollars in millions):

Current assets, net of cash acquired	$9.4
Equipment and leasehold improvements	1.1
Identifiable intangible assets	20.6
Goodwill	11.0
Other assets	0.1

Total Assets	42.2

Current liabilities	(4.5)

Purchase price, net of cash acquired	$37.7

The unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated balance sheet of the Company as of September 30, 2009, and the unaudited combined balance sheet of Integrity as of September 30, 2009, and gives effect to the acquisition as if it had been completed on September 30, 2009, including any adjustments to fair value required, in accordance with the acquisition method of accounting.

The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2009, and the twelve months ended December 31, 2008, combines the historical results of the Company and the historical results of Integrity and gives effect to the acquisition as if it had occurred on January 1, 2008. The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent what the financial position or results of operations would actually have been if the acquisition occurred as of the dates indicated or what such financial position or results will be for any future periods. The pro forma information gives effect only to the adjustments set forth in the accompanying notes and does not reflect any anticipated synergies by the Company. The unaudited pro forma condensed combined financial statements are based upon the respective historical and pro forma financial information of the Company and Integrity, and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the separate historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 5, 2009;

•

the separate historical unaudited condensed consolidated financial statements of the Company as of and for the three months and nine months ended September 30, 2009, included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 29, 2009;

•	the separate historical audited combined financial statements of Integrity as of and for the year ended December 31, 2008, included in Exhibit 99.1 of this Current Report on Form 8-K/A; and

•

the separate historical unaudited combined financial statements of Integrity as of and for the nine months ended September 30, 2009 and 2008, included in Exhibit 99.2 of this Current Report on Form 8-K/A.

The Company expects to incur additional costs associated with integrating the businesses of Integrity. The unaudited pro forma condensed combined financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities.

Based upon the Company’s preliminary review of Integrity’s summary of significant accounting policies disclosed in its audited financial statements, incorporated herein by reference, the nature and amount of any adjustments to the historical financial statements of Integrity to conform Integrity’s accounting policies to those of the Company’s are not expected to be significant.

While some reclassifications of prior periods have been included in the unaudited pro forma condensed combined financial statements, it may be necessary to further reclassify the pro forma financial statements to conform to those classifications that are determined by the Company to be most appropriate.

PHARMERICA CORPORATION

Pro Forma Combined Income Statements

For the Nine Months Ended September 30, 2009

(Unaudited)

(in millions, except share and per share data)

	Nine Months Ended September 30, 2009
	PharMerica Corporation (1)	Integrity (2)	Pro Forma Adjustments		Pro Forma Consolidated
Revenues	$1,389.8	$41.4	$-		$1,431.2
Cost of goods sold	1,183.4	36.6	-		1,220.0

Gross profit	206.4	4.8	-		211.2
Selling, general and administrative expenses	142.2	1.6	(0.4	) (a)	143.4
Amortization expense	6.2	-	1.1	(b)	7.3
Integration, merger and acquisition related costs and other charges	3.5	-	-		3.5

Operating income	54.5	3.2	(0.7)		57.0
Interest expense, net	8.4	0.3	(0.3	) (c)	8.4

Income before income taxes	46.1	2.9	(0.4)		48.6
Provision for income taxes	14.1	-	1.0	(d)	15.1

Net income	$32.0	$2.9	$(1.4)		$33.5

Earnings per common share:
Basic	$1.06				$1.11
Diluted	$1.05				$1.10

Shares used in computing earnings per common share:
Basic	30,244,014				30,244,014
Diluted	30,373,255				30,373,255

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

PHARMERICA CORPORATION

Pro Forma Combined Income Statements

For the Year Ended December 31, 2008

(Unaudited)

(in millions, except share and per share data)

	For The Year Ended December 31, 2008
	PharMerica Corporation (3)	Integrity (4)	Pro Forma Adjustments		Pro Forma Consolidated
Revenues	$1,947.3	$47.6	$-		$1,994.9
Cost of goods sold	1,662.7	41.9	-		1,704.6

Gross profit	284.6	5.7	-		290.3
Selling, general and administrative expenses	214.1	1.8	(0.5	) (a)	215.4
Amortization expense	6.5	-	1.4	(b)	7.9
Impairment of intangible assets	14.8	-	-		14.8
Integration, merger related costs and other charges	26.7	-	-		26.7

Operating income	22.5	3.9	(0.9)		25.5
Interest expense, net	14.2	0.5	(0.5	) (c)	14.2

Income before income taxes	8.3	3.4	(0.4)		11.3
Provision for income taxes	3.3	-	1.3		4.6

Net income	$5.0	$3.4	$(1.7)		$6.7

Earnings per common share:
Basic	$0.17				$0.22
Diluted	$0.17				$0.22

Shares used in computing earnings per common share:
Basic	30,095,582				30,095,582
Diluted	30,190,893				30,190,893

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

PHARMERICA CORPORATION

Pro Forma Condensed Combined Balance Sheet

As of September 30, 2009

(Unaudited)

(in millions, except share and per share data)

	As of September 30, 2009
	PharMerica Corporation (1)	Integrity (2)	Pro Forma Adjustments		Pro Forma Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$73.8	$3.3	$(41.0	) (e)	$36.1
Accounts receivable, net	215.3	6.3	-		221.6
Inventory	73.4	2.9	-		76.3
Deferred tax assets	33.0	-	-		33.0
Prepaids and other assets	19.4	0.2	-		19.5

	414.9	12.7	(41.0)		386.5

Equipment and leasehold improvements	109.9	2.3	(1.2)		111.0
Accumulated depreciation	(55.4)	(0.7)	0.7		(55.4)

	54.5	1.6	(0.5	) (f)	55.6

Deferred tax assets, net	33.3	-	-		33.3
Goodwill	128.5	-	11.0	(g)	139.5
Intangible assets, net	72.3	-	20.6	(h)	92.9
Other	2.4	0.1	-		2.5

	$705.9	$14.4	$(9.9)		$710.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51.1	$3.8	$-		$54.9
Salaries, wages and other compensation	34.6	0.4	-		35.0
Other accrued liabilities	5.5	0.3	-		5.7
Notes payable to members	-	3.0	(3.0	) (i)	-

	91.2	7.5	(3.0)		95.6

Long-term debt	240.0	-	-		240.0
Other long term liabilities	15.5	-	-		15.5
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized and no shares issued, September 30, 2009	-	-	-		-
Common stock, $0.01 par value per share; 175,000,000 shares authorized; 30,608,362 shares issued and outstanding as of September 30, 2009	0.3	-	-		0.3
Capital in excess of par value	343.3	-	-		343.3
Retained earnings	15.6	6.9	(6.9	) (j)	15.6

	359.2	6.9	(6.9)		359.2

	$705.9	$14.4	$(9.9)		$710.3

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(in millions, except share and per share information)

Historical Data:

(1)	This column is derived from the unaudited condensed consolidated financial statements of PharMerica Corporation

(the “Company”) as of and for the nine months ended September 30, 2009.

(2)	This column is derived from the unaudited condensed combined financial statements of Integrity Pharmacy Services, LLC and Integrity Medical Supplies, LLC (collectively “Integrity”) as of and for the nine months ended September 30, 2009.

(3)	This column is derived from the audited consolidated financial statements of the Company for the year ended December 31, 2008.

(4)	This column is derived from the audited combined financial statements of Integrity for the year ended December 31, 2008.

Pro Forma Adjustments:

(a)	Selling, general and administrative expenses

To adjust the net decrease in depreciation expense based upon the preliminary fair value of $1.1 million and estimated useful lives assigned to the fixed assets acquired from Integrity. The adjustment to depreciation expense assumes an allocation to cost of goods sold and selling, general and administrative expenses based upon historical utilization of Integrity’s fixed assets. The net decrease in depreciation expense was less than $0.1 million for the nine months ended September 30, 2009, and twelve months ended December 31, 2008.

To adjust the net decrease in executive compensation related to the Chief Executive Officer and Chief Operating Officer of Integrity and related employer taxes. The Company did not permanently retain the services of these individuals upon the closing of the transaction. The net decrease in executive compensation expense was $0.4 million for the nine months ended September 30, 2009, and $0.5 million for the twelve months ended December 31, 2008. The Company entered into a non-compete agreement with the former Chief Executive Officer of Integrity commencing December 31, 2009 and expiring December 31, 2011.

(b)	Amortization expense

To record the increase in amortization expense for the periods presented related to separately identifiable intangible assets. The amortization expense was determined based upon the preliminary fair value of $20.6 million assigned to the identifiable intangibles and amortized on a straight line basis. The weighted average useful lives of the identifiable intangible assets is 14.9 years.

(c)	Interest expense, net

The Company used available cash on hand to pay for the membership interests of Integrity on December 31, 2009. The pro forma adjustment eliminates the interest expense of $0.3 million for the nine months ended September 30, 2009, and $0.5 million for the year ended December 31, 2008, as the Company and Integrity would not have had additional debt had the transaction taken place on January 1, 2008.

(d)	Provision for income taxes

To record and adjust the provision for income taxes to reflect the impact of the pro forma adjustments and adjustments for Integrity as a tax payor using a statutory income tax rate of approximately 40.0% for the nine months ended September 30, 2009, and twelve months ended December 31, 2008. Integrity is a limited liability company and was not subject to income taxes.

(e)	Cash and cash equivalents

To record the net cash outflow of $41.0 million as a result of the Integrity acquisition as if the transaction had taken place on September 30, 2009. The total net cash outflow represents the $38.0 million purchase price, including amounts held in escrow and $3.0 million of interest bearing notes paid off upon the closing of the transaction, had the transaction occurred on September 30, 2009. The purchase price, net of cash acquired was $37.7 million as of September 30, 2009.

(f)	Equipment and leasehold improvements

To adjust the equipment and leasehold improvements acquired as a result of the Integrity acquisition as if the transaction had taken place on September 30, 2009. The Company performed an analysis of the equipment and leasehold improvements acquired to determine the new fair-value.

(g)	Goodwill

To record the excess purchase price over the fair value of the net assets acquired from Integrity as if the transaction had taken place on September 30, 2009.

(h)	Intangible assets, net

To record the identifiable intangibles of customer relationships and a non-compete agreement as if the acquisition of Integrity had taken place on September 30, 2009. The identifiable assets have been recorded based upon their preliminary fair value of $20.6 million. The weighted average useful lives of the identifiable intangible assets is 14.9 years.

(i)	Notes payable to members

To record the decrease of debt extinguishment as a result of the payment on interest bearing loans as if the transaction had taken place on September 30, 2009.

(j)	Retained earnings

To record the elimination of Integrity membership interests as if the transaction had taken place on September 30, 2009.